Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Sarah Norton	408-523-2161

INTUITIVE SURGICAL ANNOUNCES $140.2 MILLION SECOND QUARTER REVENUE, UP 61%; NET INCOME INCREASES 84%

SUNNYVALE, CALIF. July 19, 2007 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported second quarter 2007 revenue of $140.2 million, increasing 61% from $87.0 million for the second quarter of 2006. Revenue growth continues to be driven by strong procedure adoption.

Second quarter 2007 instruments and accessories revenue increased 76% to $45.8 million from $26.1 million during the second quarter of 2006. Second quarter 2007 da Vinci ® Surgical Systems revenue increased 54% to $74.1 million from $48.1 million during the second quarter of 2006. Second quarter 2007 service and training revenue increased 59% to $20.3 million from $12.8 million during the second quarter of 2006.

	Three Months Ended June 30,			Six Months Ended June 30,
Revenue ($Millions)	2007	2006	Increase	2007	2006	Increase
Instruments/Accessories	$45.8	$26.1	$19.7	$86.1	$49.4	$36.7
Systems	74.1	48.1	$26.0	130.3	90.5	$39.8
Service/Training	20.3	12.8	$7.5	38.1	24.4	$13.7

	$140.2	$87.0	$53.2	$254.5	$164.3	$90.2

Second quarter 2007 operating income increased 84% to $45.0 million, compared with $24.5 million for the second quarter of 2006. Operating results for the second quarter of 2007 included $9.4 million of stock-based compensation expense in accordance with the Financial Accounting Standards Board SFAS 123R, compared with $6.5 million for the second quarter of 2006.

Second quarter 2007 net income increased 84% to $30.7 million, compared with $16.7 million for the second quarter of 2006. Diluted earnings per share increased to $0.79 for the second quarter of 2007 from $0.44 for the second quarter of 2006.

Intuitive ended the second quarter of 2007 with cash, cash equivalents and investments of $448 million, up $117 million from December 31, 2006.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical, said, “We are pleased with our strong second quarter revenue and income growth. Our procedure momentum reflects the compelling value that the da Vinci® Surgical System delivers to hospitals and patients.”

The Company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 517-645-6051 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D, high definition vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

Intuitive®, da Vinci®, da Vinci® S™, InSite®, and EndoWrist® are trademarks or registered trademarks of Intuitive Surgical, Inc.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; and unanticipated manufacturing disruptions; delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate”, “project”, “plan”, “intend”, “expect”, “anticipate”, “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

INTUITIVE SURGICAL, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three months Ended June 30,		Six months Ended June 30,
	2007	2006	2007	2006
Revenue:
Products	$119,885	$74,211	$216,334	$139,880
Services	20,364	12,814	38,144	24,403

Total revenue	140,249	87,025	254,478	164,283
Cost of revenue:
Products	35,656	21,869	64,762	41,791
Services	10,485	6,179	19,100	11,835

Total cost of revenue *	46,141	28,048	83,862	53,626
Gross profit	94,108	58,977	170,616	110,657
Operating expenses:
Selling, general and administrative	38,883	27,265	72,828	51,075
Research and development	10,192	7,205	18,416	13,351

Total operating expenses *	49,075	34,470	91,244	64,426

Income from operations	45,033	24,507	79,372	46,231

Interest and other income, net	5,232	3,255	9,840	5,458

Income before income taxes	50,265	27,762	89,212	51,689
Provision for income taxes	19,602	11,080	34,747	20,549

Net Income	$30,663	$16,682	$54,465	$31,140

Earnings per share:
Basic	$0.81	$0.45	$1.45	$0.85

Diluted	$0.79	$0.44	$1.41	$0.82

Shares used in computing earnings per share:
Basic	37,636	36,684	37,463	36,532

Diluted	38,657	38,124	38,528	37,974

*	Includes stock compensation expense of $1.5 million and $1.0 million in total cost of revenue and $7.9 million and $5.5 million in total operating expenses for the three months ended June 30, 2007 and 2006, respectively; $2.7 million and $1.8 million in total cost of revenue and $14.8 million and $9.7 million in total operating expenses for the six months ended June 30, 2007 and 2006, respectively.

INTUITIVE SURGICAL, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	6/30/2007	12/31/06
Cash, cash equivalents, and investments	$447,512	$330,296
Accounts receivable, net	105,649	94,680
Inventory	24,040	24,295
Property and equipment, net	62,040	59,939
Goodwill	118,207	118,240
Deferred tax assets	34,118	31,677
Other assets	17,132	12,663

Total assets	$808,698	$671,790

Accounts payable and other accrued liabilities	$53,956	$44,700
Deferred revenue	43,393	37,385

Total liabilities	97,349	82,085
Stockholders’ equity	711,349	589,705

Total liabilities and stockholders’ equity	$808,698	$671,790